Filed Pursuant to Rule 433
Registration No. 333-207004
November 17, 2015

PRICING TERM SHEET

Novartis Capital Corporation

3.000% Notes due 2025

4.000% Notes due 2045

Fully and unconditionally guaranteed by

Novartis AG

3.000% Notes due 2025:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,750,000,000

Maturity Date:	November 20, 2025

Coupon:	3.000%

Interest Payment Dates:	May 20 and November 20, commencing May 20, 2016

Price to Public:	99.010%

Benchmark Treasury:	2.250% due November 15, 2025

Benchmark Treasury Price and Yield:	99-27+ / 2.266%

Spread to Benchmark Treasury:	85 bps

Yield:	3.116%

Optional Redemption:

Prior to August 20, 2025 (the “2025 par call date”), the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed; and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the par call date,

together with accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the applicable rate of T+15 bps.

At any time on or after the 2025 par call date the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed on that redemption date, together with, in each case, accrued interest to the date of redemption.

CUSIP:	66989H AJ7

ISIN:	US66989HAJ77

Trade Date:	November 17, 2015

Expected Settlement Date:	November 20, 2015 (T+3)

Listing:	None

Anticipated Ratings:	Aa3 (stable) by Moody’s Investors Service, Inc. AA- (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. UBS Securities LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBS Securities Inc. SG Americas Securities, LLC

4.000% Notes due 2045:

Issuer:	Novartis Capital Corporation

Guarantor:	Novartis AG

Size:	$1,250,000,000

Maturity Date:	November 20, 2045

Coupon:	4.000%

Interest Payment Dates:	May 20 and November 20, commencing May 20, 2016

Price to Public:	98.029%

Benchmark Treasury:	2.875% due August 15, 2045

Benchmark Treasury Price and Yield:	96-10 / 3.065%

Spread to Benchmark Treasury:	105 bps

Yield:	4.115%

Optional Redemption:

Prior to May 20, 2045 (the “2045 par call date”), the notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•                  100% of the principal amount of the notes to be redeemed; and

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the par call date,

together with accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the applicable rate of T+20 bps.

At any time on or after the 2045 par call date the

notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed on that redemption date, together with, in each case, accrued interest to the date of redemption.

CUSIP:	66989H AK4

ISIN:	US66989HAK41

Trade Date:	November 17, 2015

Expected Settlement Date:	November 20, 2015 (T+3)

Listing:	None

Anticipated Ratings:	Aa3 (stable) by Moody’s Investors Service, Inc. AA- (stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. UBS Securities LLC
Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBS Securities Inc. SG Americas Securities, LLC

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.